                                                                    Exhibit 99.2



                        TRIAL SCHEDULE FOR CERTAIN CASES

Set forth below is a list of smoking and health class actions, consolidated individual cases and Lights/Ultra Lights class actions currently scheduled for trial through 2002 against PM Inc. and, in some cases, the Company. Trial dates, however, are subject to change.


Case (Jurisdiction)                         Type of Action                              Trial Date
-------------------                         --------------                              ----------
In Re Tobacco Litigation                    Consolidated Individual                     March 18, 2002
(Individual Personal Injury cases)          Smoking and Health Cases
(West Virginia)

Daniels, et al. v.                          Smoking and Health Class Action             July 1, 2002
Philip Morris Companies Inc., et al.
(California)

Miles, et al. v. Philip Morris              Lights/Ultra Lights Class Action            August 19, 2002
Incorporated, et al.
(Illinois)

Brown, et al. v. The American               Smoking and Health Class Action             October 11, 2002
Tobacco Company, Inc., et al.
(California)

Below is a schedule setting forth by month the number of individual smoking and health cases, including cases brought by current and former flight attendants claiming personal injuries allegedly related to environmental tobacco smoke, against PM Inc. and, in some cases, the Company that are currently scheduled for trial through the end of the year 2002.

2001                        2002
----                        ----
December (3)               January (6)
                           February (12)
                           March (2)
                           May (2)
                           June (1)
                           July (2)
                           August (1)
                           September (1)
                           October(1)